Exhibit 4.1

KKR INFRASTRUCTURE CONGLOMERATE LLC
Class S, Class D, Class U, Class I, Class R, Class R-D and Class F Share Repurchase Plan
Effective as of April 28, 2023

Definitions

Board – shall mean the Company’s board of directors.

Class S shares – shall mean the shares of the Company’s limited liability interests classified as Class S.

Class D shares – shall mean the shares of the Company’s limited liability interests classified as Class D.

Class U shares – shall mean the shares of the Company’s limited liability interests classified as Class U.

Class I shares – shall mean the shares of the Company’s limited liability interests classified as Class I.

Class R shares – shall mean the shares of the Company’s limited liability interests classified as Class R.

Class R-D shares – shall mean the shares of the Company’s limited liability interests classified as Class R-D

Class F shares – shall mean the shares of the Company’s limited liability interests classified as Class F.

Company – shall mean KKR Infrastructure Conglomerate LLC, a Delaware limited liability company.

Investor Shares – shall mean the Company’s Class S shares, Class D shares, Class U shares, Class I shares, Class R shares and Class R-D shares.

Manager – shall mean KKR DAV Manager LLC.

NAV – shall mean the aggregate net asset value of the Company attributable to its Class S, Class D, Class U, Class I, Class R, Class R-D and Class F shares, or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Valuation Policies and Procedures.

Plan – shall mean this share repurchase plan of the Company.

Shareholders – shall mean the holders of Class S, Class D, Class U, Class I, Class R, Class R-D or Class F shares.

Transaction Price – shall mean the repurchase price per share for each class of shares, which shall be equal to the NAV per Share as of the last month of the prior quarter.

Share Repurchase Plan

Shareholders may request that the Company repurchase Class S, Class D, Class U, Class I, Class R, Class R-D or Class F shares through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of the Company’s Class S, Class D, Class U, Class I, Class R, Class R-D and Class F shares are as follows:

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Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. A shareholder should contact its broker-dealer first if it wants to request the repurchase of its shares.

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Under this Plan, to the extent the Company chooses to repurchase shares in any particular quarter, the Company will only repurchase shares as of the close of the fifth calendar day of the second month of that quarter, unless such day is not a business day, in which case we will repurchase Shares as of the close of the next succeeding business day (a “Repurchase Date”). To have shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the Repurchase Date of the applicable calendar quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s NAV per share as of the last month of the prior quarter).

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A Shareholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Shareholder’s financial intermediary, on the Company’s toll-free, automated telephone line, +1 (855) 844-8655. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern Time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the Repurchase Date of the applicable calendar quarter.

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If a repurchase request is received after 4:00 p.m. (Eastern Time) on the Repurchase Date of the applicable calendar quarter, the repurchase request will not be executed and, if a Shareholder still wishes to have its Shares repurchased, must be resubmitted after the start of the next calendar quarter. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Repurchase requests may be made by mail or by contacting the Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Shareholder’s financial intermediary, the Shareholder’s financial intermediary may require the Shareholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which is available on the Company’s website, www.kinfra.com. Written requests should be sent to the transfer agent at the following address:

U.S. Post:
KKR Infrastructure Conglomerate LLC
DST Systems, Inc.
PO Box 219349
Kansas City, MO 64121-9349

Courier:
KKR Infrastructure Conglomerate LLC
DST Systems, Inc.
430 W 7th St. Suite 219349
Kansas City, MO 64105

Toll Free Number: +1 (855) 844-8655

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Shareholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. The

Shareholder should check with its broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Shareholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Shareholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Shareholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Shareholder’s identity or suspects fraudulent activity.

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If a Shareholder has made multiple purchases of the Company’s Class S, Class D, Class U, Class I, Class R, Class R-D or Class F shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Early Repurchase Fee

Requests for repurchase will be subject to an early repurchase fee (the “Early Repurchase Fee”) of 5% of the NAV of the Investor Shares repurchased from a Shareholder if Investor Shares are repurchased within 24 months of the original issue date of such Shares.

Any Early Repurchase Fee will inure to the benefit of the Company. The Company may, from time to time, waive the Early Repurchase Fee in the case of repurchases resulting from death, qualifying disability or divorce.

All questions as to the applicability of the Early Repurchase Fee including the specific facts pertaining thereto and the validity, form and eligibility (including time of receipt of required documents) of a waiver from the Early Repurchase Fee will be determined by the Manager, in its sole discretion, and its determination will be final and binding.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds and the sale of the Company’s assets, and the Company has no limits on the amounts it may fund from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class S, Class D, Class U, Class I, Class R, Class R-D and Class F shares will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, shares submitted for repurchase during such quarter will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the shareholder. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of this Plan, as applicable.

If the Transaction Price for the applicable quarter is not made available by the tenth business day prior to the Repurchase Date of the applicable quarter (or is changed after such date), the Company may elect to extend the repurchase offer to a later date or not to accept repurchase requests for such quarter and Shareholders who wish to have their shares repurchased the following quarter would then be required to resubmit their repurchase requests. The Transaction Price for each quarter will be available on the Company’s website at www.kinfra.com.

The Company will not repurchase Shares if (1) such purchases would impair the Company’s status as a holding company; (2) the Company would not be able to sell its assets in a manner that is orderly and consistent with its objectives in order to repurchase Shares under the Plan; or (3) there is, in the Board’s judgment, any (a) legal action or proceeding instituted or threatened challenging the Plan or otherwise materially adversely affecting the Company, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Company, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement or escalation of war, armed hostilities, acts of terrorism, natural disasters, public health crises or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Company, (e) a material decrease in the estimated NAV of the Company from the estimated NAV of the Company as of the commencement of the quarterly repurchase or (f) other events or conditions that would have a material adverse effect on the Company or its Shareholders if Shares were repurchased. Further, the Board may make exceptions to, modify or suspend this Plan if in its reasonable judgment it deems such action to be in the best interests of the Company and its Shareholders. Material modifications, including any amendment to the 5% quarterly limitation on repurchases, to and suspensions of this Plan will be promptly disclosed to Shareholders in a supplement to the Company’s private placement memorandum or special or periodic report filed by the Company. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased.

If this Plan is suspended, the Board will consider the recommencement of the Plan at least quarterly. Continued suspension of the Plan will only be permitted if the Board determines that the continued suspension of the Plan is in the best interests of the Company and its Shareholders. The Board must affirmatively authorize the recommencement of the Plan before Shareholder requests will be considered again. The Board cannot terminate this Plan absent a liquidity event which results in the Company’s Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

As described in the Company’s private placement memorandum, Class E shares of the Company will not be subject to this Plan, including with respect to any repurchase limits or the calculation of NAV.

REPURCHASE AUTHORIZATION FOR KKR Infrastructure Conglomerate LLC

Use this form to request repurchase of your shares in KKR Infrastructure Conglomerate LLC. Please complete all sections below.

1 REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REPURCHASE AMOUNT (Check one, required)	3 REPURCHASE TYPE (Check one, required)
☐ All Shares ☐ Number of Shares ☐ Dollar Amount $	☐ Normal ☐ Death ☐ Divorce ☐ Dissolution ☐ Bankruptcy ☐ Insolvency ☐ Adjudicated Incompetence

Additional documentation is required if repurchasing due to Death, Divorce, Dissolution, Bankruptcy, Adjudicated Incompetence. Contact Investor Relations for detailed instructions at 855-844-8655.

4 PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize KKR Infrastructure Conglomerate LLC or its agent to deposit my distribution into my checking or savings account. (Signature Guarantee required if checking or savings account is not on record) (Signature Guarantee required )

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code	Account Number

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize KKR Infrastructure Conglomerate LLC or its agent to deposit my distribution into my checking or savings account. In the event that KKR Infrastructure Conglomerate LLC deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any calendar quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular calendar quarter, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each shareholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence. If repurchase requests are reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount.  Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐	Process my repurchase request on a pro-rata basis.

☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6 COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐	FIFO (First – In / First Out)

☐	LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

7 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.

•	The repurchase is to be sent to an address other than the address on record.

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If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person

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Please refer to the private placement memorandum you received in connection with your initial investment in KKR Infrastructure Conglomerate LLC, as amended by any amendments or supplements to that memorandum, for a description of the current terms of our share repurchase plan. The repurchase price will be available in supplements to the private placement memorandum and on our website, www.kinfra.com.  There are various limitations on your ability to request that we repurchase your shares. Please see a copy of the applicable private placement memorandum, as amended and supplemented to date, for the current repurchase price. In addition, the aggregate NAV of total repurchases of Class S, Class D, Class U, Class I, Class R, Class R-D and Class F shares will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). Our board of directors may determine to make exceptions to, amend or suspend our share repurchase plan without shareholder approval. Material modifications to and suspensions of the share repurchase plan will be made available at www.kinfra.com. Repurchase of shares, when requested, will generally be made quarterly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the fifth calendar day of the second month of that quarter, unless such day is not a business day, in which case requests for repurchase must be received as of the close of the next succeeding business day. A Shareholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Shareholder’s financial intermediary, on our toll-free, automated telephone line, 855-844-8655. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Date (or if such Repurchase Date is not a business day, the prior business day). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

Mail to: KKR Infrastructure Conglomerate LLC ■ DST Systems, Inc. ■ PO Box 219349 ■ Kansas City, MO 64121-9349

Overnight Delivery: KKR Infrastructure Conglomerate LLC ■ DST Systems, Inc. ■ 430 W. 7th St., Suite 219349  ■ Kansas City, MO 64105-1407

Investor Relations: 855-844-8655